FOR IMMEDIATE RELEASE


     New York, New York/Idaho Springs, Colorado - OCTOBER 28, 1998 - FRANKLIN CONSOLIDATED MINING CO., INC. (NASDAQ symbol FKCM) announced today that the name of the Company has changed to WCM Capital, Inc. and the new NASDAQ symbol "WCMC".

The Company also wishes to announce the  positions  of the  following  officers:
Robert Waligunda - President, Treasurer, Richard Brannon - Vice President, Secretary, George Otten - Vice President

The Audit Committee shall consist of : Robert W. Singer, Ronald Ginsberg and Robert Waligunda.


CONTACT:        Robert Waligunda, Pres.     (212) -344-2828


* Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, risks associated with mining and milling operations, the availability of debt and equity capital on a reasonable terms and the effects of government regulations and operations risks. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. The forward-looking statements contained herein represent the Company's judgement as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.